Exhibit 11

                           GreenMan Technologies, Inc.
                 Statement Regarding Net Income (Loss) per Share
                                  June 30, 2000

                                               Three Months Ended           Nine Months Ended
                                             June 30,      June 30,       June 30,      June 30,
                                               1999          2000           1999          2000
                                           -----------   -----------    -----------    -----------

Income (Loss) from continuing operations   $    75,183   $   279,696    $(1,265,037)   $  (436,108)

Loss from discontinued operations ......            --       (94,469)    (1,101,285)       (94,469)
                                           -----------   -----------    -----------    -----------

Net income (loss) ......................   $    75,183   $   185,227    $(2,366,322)   $  (530,577)
                                           ===========   ===========    ===========    ===========

Net income (loss) per share:

Continuing operations ..................   $      0.01   $      0.03    $     (0.12)   $     (0.03)

Discontinued operations ................            --         (0.01)         (0.10)         (0.01)

Net income (loss) ......................   $      0.01   $      0.02    $     (0.22)   $     (0.04)
                                           ===========   ===========    ===========    ===========

Weighted average shares outstanding ....    11,625,091    12,196,996     10,653,117     12,001,330
                                           ===========   ===========    ===========    ===========